     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              PROTECTION ONE, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                     92-1063818
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ORGANIZATION)

                            ------------------------
                     PROTECTION ONE ALARM MONITORING, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                     93-1064579
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ORGANIZATION)

                            ------------------------
                         METROL SECURITY SERVICES, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                     86-0777702
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ORGANIZATION)

                            ------------------------
                           SONITROL OF ARIZONA, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          ARIZONA                                                     86-0371674
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ORGANIZATION)

              6011 BRISTOL PARKWAY, CULVER CITY, CALIFORNIA 90230
                                 (310) 338-6930
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL CORPORATE OFFICES)
                            ------------------------
                            JAMES M. MACKENZIE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
       PROTECTION ONE, INC.            METROL SECURITY SERVICES, INC.
PROTECTION ONE ALARM MONITORING,INC.      SONITROL OF ARIZONA, INC.

              6011 BRISTOL PARKWAY, CULVER CITY, CALIFORNIA 90230
                                 (310) 338-6930
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             LAURA A. LOFTIN, ESQ.
                        MITCHELL, SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                         LOS ANGELES, CALIFORNIA 90064
                                 (310) 312-2000
                            ------------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                                                  CALCULATION OF REGISTRATION FEE
=============================================================================================================================
               Title of Each Class                                      Proposed Maximum  Proposed Maximum
                  of Securities                        Amount to be      Offering Price       Aggregate         Amount of
                 to Be Registered                       Registered         Per Unit(1)    Offering Price(1) Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
Debt Securities...................................       (2), (3)              (2)               (2)           $51,724.14
- -----------------------------------------------------------------------------------------------------------------------------
Guarantees........................................       (2), (3)              (2)               (2)               (4)
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock......................................       (2), (5)              (2)               (2)               (6)
- -----------------------------------------------------------------------------------------------------------------------------
Total.............................................   $150,000,000(2)           (2)         $150,000,000(2)    $51,724.14(2)
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

(2) In no event will the aggregate maximum offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000. The proposed maximum offering price per unit will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Subject to footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be offered, from time to time, by Protection One Alarm Monitoring, Inc. including Guarantees thereof issued by Protection One, Inc., Metrol Security Services, Inc. and Sonitrol of Arizona, Inc. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering prices not to exceed $150,000,000, less the dollar amount of any Securities previously issued hereunder.

(4) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Guarantees.

(5) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock, par value $.01 per share, of Protection One, Inc. as shall be issuable upon conversion of or in exchange for the Debt Securities registered hereby.

(6) Pursuant to Rule 457(i) under the Securities Act, no separate fee is payable for the Common Stock.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED AUGUST 1, 1996

                     PROTECTION ONE ALARM MONITORING, INC.
                                DEBT SECURITIES

                              PROTECTION ONE, INC.
                                   GUARANTOR

     Protection One Alarm Monitoring, Inc., a Delaware corporation ("Monitoring"), may from time to time offer its unsecured debt securities ("Debt Securities") consisting of debentures, notes or other unsecured evidences of indebtedness, including indebtedness convertible into shares of Common Stock, par value $.01 per share ("Common Stock"), of Protection One, Inc., a Delaware corporation ("POI") and Monitoring's direct parent, and indebtedness guaranteed by POI and certain of Monitoring's subsidiaries, in each case separately or as units and in any combination. The Debt Securities will have an aggregate initial offering price not to exceed $150,000,000 and will be offered on terms determined at the time of offering.

     Monitoring may offer and issue from time to time Debt Securities in one or more series. Debt Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. Monitoring will offer Debt Securities to the public on terms determined by market conditions. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as Monitoring specifically designates.

     Specific terms of the Debt Securities and Common Stock (collectively, the "Securities") in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the offered Securities and the initial price and net proceeds to POI and its consolidated subsidiaries (collectively the "Company") from the sale thereof. The Prospectus Supplement will set forth with regard to the particular offered Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, and any listing on a national securities exchange or designation for trading on any automated quotation system; and (ii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and any listing on a national securities exchange or designation for trading on any automated quotation system. The accompanying Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to the Securities covered by the Prospectus Supplement. In addition, the accompanying Prospectus Supplement will set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities being offered and the managing underwriters with respect to any Securities sold to or through underwriters.

     SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Prior to issuance there will have been no market for the Debt Securities, and there can be no assurance that a secondary market for the Debt Securities will develop. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                            ------------------------

        THE DATE OF THIS PROSPECTUS IS                          , 1996.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Rules and Regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Annual Report on Form 10-K of POI, Monitoring and Protection One Alarm Services, Inc. ("Services") for the fiscal year ended September 30, 1995, as amended;

          (b) The Quarterly Reports on Form 10-Q of POI, Monitoring and Services for the quarters ended December 31, 1995 and March 31, 1996;

          (c) The Current Reports on Form 8-K of POI and Monitoring reporting events dated May 23, 1996 and June 28, 1996, as amended; and

          (d) The description of the Common Stock contained in POI's Registration Statement on Form 8-A dated September 8, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing with the Commission of the Registration Statement of which this Prospectus forms are part and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Montgomery W. Cornell, Director of Investor Relations, Protection One, Inc., 3900 S.W. Murray Blvd., Beaverton, Oregon 97005.

                             ---------------------

     "Protection One" is a registered trademark of the Company. All rights are fully reserved. This Prospectus also contains other trademarks of the Company and refers to trademarks of other companies.

                             ---------------------

     IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES, OTHER SECURITIES OF THE COMPANY OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company provides security alarm monitoring services for residential and small business subscribers. The Company monitors digital signals arising from burglaries, fires and other events through security systems installed at subscribers' premises. Most of these signals are received and processed at the Company's central monitoring station located in Portland, Oregon. The Company also sells enhanced security services, patrol and alarm response services and alarm systems and provides local field repair services through 11 branch offices. Enhanced security services provided by the Company include two-way voice communication, supervised monitoring services, pager service, wireless backup service and extended service protection.

     Protection One, Inc. ("POI") and Protection One Alarm Monitoring, Inc. ("Monitoring") were incorporated under the laws of the State of Delaware in September 1991. The Company's executive offices are located at 6011 Bristol Parkway, Culver City, California 90230 and its telephone number is (310) 338-6930. Unless the context otherwise requires, the term "Company" means POI and its consolidated subsidiaries.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Securities offered hereby, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable Prospectus Supplement pertaining thereto, together with all of the other information appearing herein or therein, in light of their particular investment objectives and financial circumstances.

                                USE OF PROCEEDS

     Unless otherwise set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be used to repay indebtedness outstanding under the Company's revolving credit facility (the "Revolving Credit Facility"). All borrowings under the Revolving Credit Facility are due in full on January 3, 2000. The interest rate on borrowings under the Revolving Credit Facility is, at the option of Monitoring, either (a) 1.0% plus the higher of (i) the Bank Prime Loan Rate announced by the Board of Governors of the Federal Reserve System or (ii) the Federal Funds Effective Rate, or (b) LIBOR plus 2.5%. Monitoring used substantially all of the currently outstanding borrowings under the Revolving Credit Facility to purchase subscriber accounts, and intends to use future borrowings under the Revolving Credit Facility to add subscriber accounts, to fund potential joint ventures, co-marketing arrangements and other strategic alliances and for working capital and general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's earnings were insufficient to cover fixed charges by approximately $4.0 million, $2.5 million, $9.3 million, $9.4 million, $3.7 million and $7.2 million for the years ended September 30, 1992, 1993, 1994 and 1995, and the six months ended March 31, 1995 and 1996, respectively. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and original issue discount, and the component of rental expense believed by management to be representative of the interest factor thereon.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of Monitoring and will be issued, in the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), under an Indenture (the "Senior Debt Indenture") to be entered into between Monitoring and the party to be named as trustee in a Prospectus Supplement, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Debt Indenture") to be entered into between Monitoring and the party to be named as trustee in a Prospectus Supplement, as trustee under the Subordinated Indenture. The Senior Debt

Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities." The party who will serve as trustee under each Indenture (and any successor thereto under such Indenture) and who will be named in a Prospectus Supplement relating to Offered Debt Securities, is referred to herein as the "Trustee." The forms of the Senior Debt Indenture and the Subordinated Debt Indenture are filed as exhibits to the registration statement of which this Prospectus is a part. See "Available Information."

     The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and Monitoring's negative pledge. See "Subordinated Debt" and "Certain Covenants."

GENERAL

     Neither of the Indentures limits the amount of additional indebtedness that Monitoring or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of Monitoring. Certain of the assets of Monitoring are owned by its subsidiaries. Therefore, Monitoring's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that Monitoring may itself be a creditor with recognized claims against the subsidiary.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate or rates will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions;
(viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of POI or other entities, any specific terms relating to the adjustment thereof and the period during which such Debt Securities may be so converted or exchanged; (x) any applicable United States federal income tax consequences, including whether and under what circumstances Monitoring will pay additional amounts on Offered Debt Securities held by a person who is not a United States person (as defined herein) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Monitoring will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of such Debt Securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Debt Depositary") or with a nominee for a Debt Depositary identified in the Prospectus Supplement relating to such series and registered in the name of such Debt Depositary or nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Debt Depositary for such Registered Global Security to a nominee of such Debt Depositary or by a nominee of such Debt Depositary to such Debt Depositary or another nominee of such Debt Depositary or by such Debt Depositary or any such nominee to a successor of such Debt Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. Monitoring anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Debt Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Debt Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Debt Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Debt Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Debt Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Debt Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Monitoring understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Debt Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Debt Depositary or its nominee will be made to such Debt Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of Monitoring, the Trustees or any other agent of Monitoring or agent of the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Monitoring expects that the Debt Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Debt Depositary. Monitoring also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Debt Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Debt Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Debt Depositary registered as a clearing agency under the Exchange Act is not appointed by Monitoring within 90 days, Monitoring will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, Monitoring may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Debt Depositary shall instruct the relevant Trustee. It is expected that such instructions will be based upon directions received by the Debt Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     The Debt Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for the Euroclear System currently operated by Morgan Guaranty Trust Company of New York, Brussels Office, or its successor as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme or its successor

("Cedel"), or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT

     The Debt Securities and, in the case of Bearer Securities, any coupons appertaining thereto (the "Coupons"), that will be Senior Debt Securities will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of Monitoring.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will be Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of Monitoring. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the Subordinated Debt Securities or any other obligations specifically designated as not constituting, or as being subordinate in right of payment to, Senior Indebtedness) of, or guaranteed or assumed by, Monitoring for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Subordinated Debt Indenture, Section 1.01)

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Monitoring or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to Section 5.01 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or such Coupons. (Subordinated Debt Indenture, Section 13.01) If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

GUARANTEES

     Monitoring's obligations under the Debt Securities will be fully and unconditionally guaranteed by POI and, subject to certain limitations, by certain Subsidiaries (as defined in the Indentures) of Monitoring (so long as they remain Subsidiaries of Monitoring) (each, a "Subsidiary Guarantor", and together with POI, the "Guarantors"). Each guarantee ("Note Guarantee") of Monitoring's obligations under Senior Debt Securities will constitute part of the senior debt of each of the Guarantors and will rank pari passu with all other unsecured and unsubordinated debt of each such Guarantor. Each Note Guarantee with respect to Subordinated Debt Securities will be subordinated to the "Guarantor Senior Indebtedness" of the issuer of such Note Guarantee on the same basis as provided above with respect to the subordination of Subordinated Debt Securities to Senior Indebtedness of Monitoring. The Subordinated Debt Indenture defines "Guarantor

Senior Indebtedness" as obligations (other than nonrecourse obligations, the Note Guarantee or any other obligations specifically designated as being subordinate in right of payment to Guarantor Senior Indebtedness) of, or guaranteed or assumed by, a Guarantor for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Subordinated Debt Indenture, Section 1.01) POI has no material assets other than all the outstanding capital stock of Monitoring, which has been pledged to secure POI's guarantee of the obligations of Monitoring under the Revolving Credit Facility. As of June 30, 1996, POI did not have any Indebtedness outstanding.

     In addition to the Subsidiary Guarantors named in the Indentures on the date of the Prospectus, the Indentures provide that any new Subsidiary of Monitoring with assets in excess of $2.0 million shall become a Guarantor not later than 30 days after becoming a Subsidiary.

     The Indentures provide that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by Monitoring or any of its Subsidiaries in a transaction constituting an Asset Sale (as defined in the Indentures) that does not otherwise violate the particular Indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its obligations under the Note Guarantee.

     POI is a holding company with no operations of its own and no significant assets other than its ownership of the capital stock of Monitoring. POI will, therefore, be dependent upon the receipt of dividends or other distributions from Monitoring to fund any obligations that it incurs, including obligations under the Note Guarantee. The Indentures and the Revolving Credit Facility do not, however, permit distributions from Monitoring to POI, other than for certain specified purposes. Accordingly, if Monitoring should at any time be unable to pay interest on or principal of the Notes, it is unlikely that it will be permitted to distribute to POI the funds necessary to enable POI to meet its obligations under the Note Guarantee.

CERTAIN COVENANTS

     Negative Pledge. The Senior Debt Indenture provides that POI will not, and will not permit Monitoring or any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Debt Indenture) on the shares of Capital Stock (as defined in the Senior Debt Indenture) or Indebtedness of any Subsidiary or on any of its assets or properties, without making effective provision whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 3.06)

     Merger, Consolidation, Sale, Lease or Conveyance. Each Indenture provides that neither Monitoring nor any Guarantor will merge or consolidate with any other corporation or sell, lease or convey all or substantially all its assets to any person, unless Monitoring or such Guarantor, as the case may be, shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of Monitoring or such Guarantor shall be a corporation organized under the laws of the United States or a state thereof or the District of Columbia and shall expressly assume all obligations of Monitoring or such Guarantor, as the case may be, under such Indenture and the Debt Securities and Note Guarantee issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, Monitoring or such Guarantor, as the case may be, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by Monitoring or such Guarantor, as the case may be. (Indentures, Section 9.01) This covenant would not apply to a recapitalization transaction, a change of control of Monitoring or POI or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of Monitoring or POI, as the case may be.

     Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of Monitoring or a highly leveraged transaction.

EVENTS OF DEFAULT

     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure by Monitoring or any Guarantor to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each of the Indentures means obligations (other than nonrecourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, Monitoring, any Guarantor or any Subsidiary for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an outstanding principal amount in excess of $5.0 million in the aggregate for all such issues of all such Persons and continuance of such failure for a period of 30 days after written notice thereof to Monitoring by the Trustee, or to Monitoring and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) default with respect to any Indebtedness of Monitoring, any Guarantor or any Subsidiary, which default results in the acceleration of Indebtedness in an amount in excess of $5.0 million in the aggregate for all such issues of all such Persons without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to Monitoring by the Trustee, or to Monitoring and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Indentures, Section 5.01)

     Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of Monitoring or any Guarantor applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of such Debt Securities of each such affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued under such Indenture and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Monitoring or any Guarantor shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Indentures, Sections 5.01 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Indentures, Section 6.02) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Indentures, Section 5.09)

     Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against Monitoring under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Indentures, Sections 5.06 and 5.09)

     Each Indenture contains a covenant that Monitoring will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.05)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the applicable Prospectus Supplement, Monitoring can discharge or defease its obligations under an Indenture as set forth below. (Indentures, Section 10.01)

     Under terms satisfactory to the Trustee, Monitoring may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     Monitoring may also discharge any and all of the obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid any duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the relevant Trustee, Monitoring may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.06 (in the case of the Senior Debt Indenture) and 9.01 (which Sections contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases), and elect not to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) Monitoring irrevocably deposits with the relevant Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) Monitoring delivers to the relevant Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture
(a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent Monitoring from making payments of principal of (and premium, if any) and interest on the Subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and
(b) Monitoring delivers to the Trustee for the

Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of Monitoring, then the relevant Trustee and the holders of the Subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that Monitoring and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of Monitoring, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series, (f) make any change that does not adversely affect the rights under such Indenture of any holder of Debt Securities thereunder, (g) add any Note Guarantee, (h) release any Note Guarantee from a Subsidiary Guarantor that has ceased to be a Subsidiary of Monitoring, and (i) evidence the acceptance of appointment by a successor trustee. (Indentures, Section 8.01)

     Each Indenture also contains provisions permitting Monitoring and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that Monitoring and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Indentures, Section 8.02)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.06)

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States federal income tax laws and regulations, Bearer Securities (including Bearer Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of Bearer Securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any Bearer Securities or during the restricted period (as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7)) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents or dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Securities. Moreover, Bearer Securities (other than temporary global Debt Securities and Bearer Securities that satisfy the requirements of United States

Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any Coupons appertaining thereto will not be delivered in definitive form unless Monitoring has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Security through a foreign branch of a United States financial institution and who holds the Bearer Security through such financial institution through such date (and in either case (a) or (b) above, each such United States financial institution agrees, on its own behalf or through its agent, that Monitoring may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of such Bearer Security is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or clause (ii) above), such financial institution certifies that it has not acquired the Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     Bearer Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or Coupon.

     As used herein, "United States person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Protection One, Inc. consists of 24,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.10 par value per share. As of July 30, 1996, there were 12,728,175 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock do not possess cumulative voting rights, and members of the Board of Directors of POI are elected by a plurality. The holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of POI, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issued upon conversion of any Debt Securities will be, fully paid and non-assessable.

     The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Oregon, N.A.

PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation of POI authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others.

DELAWARE ANTI-TAKEOVER LAW

     POI is a Delaware corporation and as such is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined below) with an "interested stockholder" (as defined below) for a period of three years following the date such stockholder became an "interested stockholder," unless: (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers of the corporation or held in employee benefit plans that do not provide employees a confidential right to determine whether to tender (or how to vote) stock held by the plan; or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and by the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes certain mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

AMENDED STOCKHOLDERS' AGREEMENT

     POI, the original holders of the 5,760,839 shares of Common Stock outstanding prior to the initial public offering of the Common Stock (the "Initial Public Offering"), the holders of warrants issued to two prior lenders to the Company (the "Bank Warrants") and four executive officers of POI are party to an Amended and Restated Stockholders' Agreement dated as of August 15, 1994 (the "Amended Stockholders' Agreement"). Pursuant to the Amended Stockholders' Agreement, the holders of a majority of the shares of Common Stock that were issued to six original investors in connection with the Initial Public Offering have the right to demand on two occasions that POI register such shares of Common Stock under the Securities Act for resales by those stockholders. The Amended Stockholders' Agreement further provides that, subject to certain limitations and exclusions, in the event that POI proposes to register under the Securities Act shares of Common Stock in connection with an underwritten public offering of those shares, upon the request of the other parties to the Amended Stockholders' Agreement POI will include in the applicable registration statement the shares of Common Stock owned by those securityholders (or that those securityholders had the right to acquire) at the time of the Initial Public Offering. Those parties to the Amended Stockholders' Agreement who hold the Bank Warrants or who are affiliates of POI also are entitled under the Amended Stockholders' Agreement to certain piggyback registration rights with respect to those securities (or, in the case of affiliates, the shares of Common Stock owned by them at the time of the Initial Public Offering) in the event of certain non-underwritten offerings of Common Stock registered by POI. The Amended Stockholders' Agreement will terminate on September 16, 2001 unless otherwise extended or earlier terminated by a written instrument signed by each party thereto.

                              PLAN OF DISTRIBUTION

     Monitoring may sell the Debt Securities being offered hereby through agents, underwriters, dealers or remarketing firms.

     Offers to purchase Debt Securities may be solicited by agents designated by Monitoring from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Monitoring to such agent set forth, in the Prospectus Supplement. Any such agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable Prospectus Supplement, on a firm commitment basis. Agents may be entitled under agreements which may be entered into with Monitoring to indemnification by Monitoring against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Monitoring or POI in the ordinary course of business.

     If any underwriters are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, Monitoring will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by Monitoring against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Monitoring in the ordinary course of business.

     If a dealer is utilized in the sale of the Debt Securities in respect of which the Prospectus is delivered, Monitoring will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by Monitoring against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Monitoring in the ordinary course of business.

     Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Monitoring. Any remarketing firm will be identified and the terms of its agreement, if any, with Monitoring and its compensation will be described in the Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with Monitoring to indemnification by Monitoring against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Monitoring in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, Monitoring will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities from Monitoring at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                             CERTAIN LEGAL MATTERS

     Mitchell, Silberberg & Knupp LLP has rendered an opinion with respect to the validity of the issuance of the Securities offered pursuant to this Prospectus. Certain legal matters in connection with offerings made by this Prospectus may be passed upon for any underwriters, dealers or agents by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The consolidated balance sheets of Protection One, Inc. and subsidiaries as of September 30, 1995 and 1994 and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the three years in the period ended September 30, 1995 included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transition costs, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.+

                                 NAME OF EXPENSE
                                ----------------
        SEC Registration Fee.............................................  $51,724.14
        Blue Sky Fees and Expenses.......................................            *
        NYSE Listing Fees................................................            *
        NASD Fees........................................................            *
        NASDAQ Quotation Fees............................................            *
        Rating Agency Fees...............................................            *
        Printing and Engraving Expenses..................................            *
        Legal (including blue sky) fees and expenses.....................            *
        Accounting fees and expenses.....................................            *
        Fees and Expenses of Transfer Agent, Trustee and Depositary......            *
        Miscellaneous....................................................            *
                                                                           ----------
             Total.......................................................  $         *
                                                                           ==========

- ---------------

+ Expenses are estimated except for the registration fee.

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The certificates of incorporation of each of Protection One, Inc. ("POI") and Metrol Security Services, Inc. ("Metrol") provide that such Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Section 10-005 of the General Corporation Law of the State of Arizona provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The by-laws of Sonitrol of Arizona, Inc. ("Sonitrol") state that Sonitrol shall indemnify every director or officer, his heirs, executors and administrators against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of Sonitrol or at its request of any other corporation of which it is a shareholder or creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. The foregoing rights of indemnification shall not be exclusive of other rights to which he may be entitled.

     Each of the certificates of incorporation of POI, Metrol and Protection One Alarm Monitoring, Inc. ("Monitoring") provides that such Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Each of the certificates of incorporation of POI, Metrol and Monitoring also provides that no director shall be liable to such Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

     The By-laws of POI and Monitoring each contain provisions to the effect that each director, officer and employee of such Registrant shall be indemnified by such Registrant against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the company or of any other organization at the request of the company. The provisions include indemnification with respect to matters covered by a settlement. Under Delaware law, any such indemnification shall be made only if the Board of Directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person making indemnification has met the applicable standards of conduct. In addition, it must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

     George A. Weinstock is the Executive Vice President and Assistant Secretary of POI, Metrol and Sonitrol. Mr. Weinstock's employment agreement with Monitoring also provides for indemnification in the event Mr. Weinstock is made or is threatened to be made a party to any action by reason of the fact that he is or was a director, officer or employee of Monitoring and POI.

     The foregoing summaries of portions of the Registrants' charter documents and bylaws are qualified in their entirety by reference to the relevant portions of such documents filed as exhibits to this Registration Statement.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
- ------                                   ----------------------
  3.1      Fifth Amended and Restated Certificate of Incorporation of Protection One, Inc.(1)
  3.2      Certificate of Incorporation of Protection One Alarm Monitoring, Inc., as amended*
  3.3      Certificate of Incorporation of Metrol Security Services, Inc., as amended*
  3.4      Articles of Incorporation of Sonitrol of Arizona, Inc., as amended*
  3.5      By-laws of Protection One, Inc.(2)
  3.6      By-laws of Protection One Alarm Monitoring, Inc.(3)
  3.7      By-laws of Metrol Security Services, Inc.*
  3.8      By-laws of Sonitrol of Arizona, Inc.*
  4.1      Form of Indenture between Monitoring and           , Trustee, with respect to
           Senior Debt Securities ("Senior Debt Indenture")*
  4.2      Form of Indenture between Monitoring and           , Trustee, with respect to
           Subordinated Debt Securities ("Subordinated Debt Indenture")*
  5.1      Opinion of Mitchell, Silberberg & Knupp LLP*
 23.1      Consent of Coopers & Lybrand L.L.P.
 23.2      Consent of Mitchell, Silberberg & Knupp LLP (included in Exhibit 5.1)*
 24.1      Power of attorney (included on signature page)

- ---------------

 * To be filed by amendment.

(1) Incorporated by reference in Exhibit 3.1 to the Annual Report on Form 10-K for the year ended September 30, 1994 filed by POI, Monitoring and Protection One Alarm Services, Inc. ("Services") (the "Fiscal 1994 Form 10-K").
(2) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by POI, Monitoring and Services for the quarter ended March 31, 1996.
(3) Incorporated by reference to Exhibit 3.2 to the Fiscal 1994 Form 10-K.

ITEM 17. UNDERTAKINGS.

     Each Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Each Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a Registrant pursuant to the indemnification provisions described herein, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Beaverton, State of Oregon, on August 1, 1996.


                                       PROTECTION ONE, INC.
                                       PROTECTION ONE ALARM MONITORING, INC.
                                       METROL SECURITY SERVICES, INC.
                                       SONITROL OF ARIZONA, INC.


                                       By:          JOHN W. HESSE
                                           -------------------------------------
                                           John W. Hesse
                                           Executive Vice President
                                           and Chief Financial Officer

                        SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James M. Mackenzie, Jr. and John W. Hesse, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution in each of them, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                               TITLE                    DATE
                   ---------                               -----                    ----
             JAMES M. MACKENZIE, JR.            President, Chief Executive     August 1, 1996
- ----------------------------------------------      Officer and Director
             James M. Mackenzie, Jr.

                 JOHN W. HEESE                   Executive Vice President,      August 1, 1996
- ----------------------------------------------    Chief Financial Officer
                 John W. Hesse                     (principal financial
                                                   officer) and Secretary

              ROBERT M. CHEFITZ                           Director              August 1, 1996
- ----------------------------------------------
              Robert M. Chefitz

                  BEN ENIS                                Director              August 1, 1996
- ----------------------------------------------
                  Ben Enis

              JAMES Q. WILSON                             Director              August 1, 1996
- ----------------------------------------------
              James Q. Wilson